                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                   Southwest Bancorporation of Texas, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 23, 2003

To the Shareholders of
Southwest Bancorporation of Texas, Inc.

     The Annual Meeting of Shareholders (the "Annual Meeting") of Southwest Bancorporation of Texas, Inc. (the "Company") will be held at the Company's Boardroom, 4400 Post Oak Parkway, Houston, Texas, on Thursday, April 23, 2003, at 3:00 p.m., Central Time, for the following purposes:

          1. To elect five directors of Class I of the Board of Directors to hold office until the 2006 Annual Meeting of Shareholders and until their respective successors have been elected and qualified, or until their earlier resignation or removal.

          2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2003.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment hereof.

     The close of business on Wednesday, March 19, 2003, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, and only shareholders of record at such time will be entitled to notice and to vote. In compliance with Article 2.27 of the Texas Business Corporation Act, a list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder at the offices of the Company during usual business hours for a period of ten days prior to the Annual Meeting. The list of shareholders will also be available for inspection at the Annual Meeting from 3:00 p.m., Central Time, until adjournment of the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Paul B. Murphy
                                          PAUL B. MURPHY, JR.
                                          Chief Executive Officer
                                          and President

Dated: March 20, 2003
      Houston, Texas

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN. THE COMPANY'S MANAGEMENT SINCERELY DESIRES YOUR PRESENCE AT THE ANNUAL MEETING. HOWEVER, SO THAT WE MAY BE SURE THAT YOUR VOTE WILL BE INCLUDED, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU WISH TO VOTE USING THE INTERNET, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

                                ANNUAL REPORT ON
                                   FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO R. JOHN MCWHORTER, SENIOR VICE PRESIDENT AND CONTROLLER, SOUTHWEST BANCORPORATION OF TEXAS, INC., 4400 POST OAK PARKWAY, HOUSTON, TEXAS 77027. ANY SHAREHOLDER MAKING SUCH A REQUEST MUST REPRESENT THAT HE OR SHE WAS A SHAREHOLDER OF RECORD AS OF THE RECORD DATE OF THE ANNUAL MEETING.

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.
                             4400 POST OAK PARKWAY
                              HOUSTON, TEXAS 77027
                                 (713) 235-8800

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

     This proxy statement is furnished to the shareholders of Southwest Bancorporation of Texas, Inc., a Texas corporation (the "Company"), for solicitation of proxies on behalf of the Board of Directors of the Company for use at the 2003 Annual Meeting of Shareholders (the "Annual Meeting") to be held April 23, 2003, and at any and all adjournments thereof. The purpose of the meeting and the matters to be acted upon are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.

     Shares represented at the Annual Meeting by an executed and unrevoked proxy in the form enclosed (or transmitted electronically using the Internet), will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein, and in accordance with their best judgment on any other matter that may properly come before the Annual Meeting.

     The cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the common stock, par value $1.00 per share, of the Company (the "Common Stock") held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in doing so.

     The Company's Annual Report to Shareholders, including financial statements, for the year ended December 31, 2002, accompanies but does not constitute part of this proxy statement.

     The mailing to shareholders of this proxy statement and the enclosed proxy commenced on or about March 24, 2003.

                        VOTING SHARES AND VOTING RIGHTS

     Only holders of record of Common Stock at the close of business on March 19, 2003, are entitled to vote at the Annual Meeting and any adjournments or postponements thereof. At February 24, 2003, there were outstanding 33,882,725 shares of Common Stock, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the record date, in such holder's name on the books of the Company.

     Any proxy given by a shareholder may be revoked by such shareholder at any time before it is exercised by submitting to the Secretary of the Company a duly completed proxy (in written or electronic form) bearing a later date, delivering to the Secretary of the Company a written notice of revocation, or attending the Annual Meeting and voting in person.

     A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. The five Class I nominees receiving the highest number of votes cast by the holders of Common Stock will be elected as directors. There will be no cumulative voting in the election of directors.

     Abstentions and broker non-votes will have no effect on the outcome of the election of directors, assuming a quorum is present or represented by proxy at the Annual Meeting. With respect to all other matters, abstentions will have the same legal effect as a vote against such matters, and broker non-votes will have no effect on such matters. A broker non-vote occurs if a broker or other nominee of shares does not have discretionary authority and has not received voting instructions with respect to a particular matter.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting. John B. Brock III,
J. David Heaney, Barry M. Lewis, Andres Palandjoglou and Stanley D. Stearns have been nominated for re-election to the five expiring Class I positions on the Board of Directors. If elected, the Class I directors will hold office until the 2006 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified or until their earlier resignation or removal.

     Although the Board of Directors knows of no reason that any of these nominees might be unable or refuse to accept nomination or election, if such situation arises, the persons named in the proxy have the right to use their discretion to vote for a substitute nominee or nominees designated by the Board of Directors. All of the nominees have consented to being named herein and to serve if elected.

     The names and ages of the Company's continuing directors and executive officers, including the five nominees for election to the Class I positions on the Board of Directors, the principal occupation or employment of each of them during the past five years and at present, the name and principal business of the corporation or other organization, if any, in which such occupation or employment is or was carried on, directorships of other public companies or investment companies held by them, and the period during which the directors have served in that capacity with the Company are set forth below. All of the directors of the Company, except for Mr. Palandjoglou, are also directors of the Company's subsidiary bank, Southwest Bank of Texas National Association (the "Bank"), and all the directors live in the metropolitan area of Houston, Texas. Because the Bank was founded prior to the Company, the biographical information following the summary table below includes the date that each director first joined the Board of the Bank.

                                                                                       DIRECTOR
NAME                                                 POSITION                    AGE    SINCE
----                                                 --------                    ---   --------
Carin M. Barth....................  Director                                     40      2003
John B. Brock III*................  Director                                     70      1996
Ernest H. Cockrell................  Director                                     57      1996
J. David Heaney*..................  Director                                     54      1997
Paul W. Hobby.....................  Director                                     42      2002
John W. Johnson...................  Director                                     58      1996
Walter E. Johnson.................  Director, Chairman of the Boards of the      67      1996
                                    Company and the Bank
Barry M. Lewis*...................  Director                                     66      2003
Fred R. Lummis....................  Director                                     49      2001
Paul B. Murphy, Jr................  Director, President and Chief Executive      43      1996
                                    Officer of the Company and the Bank
Andres Palandjoglou*..............  Director                                     55      1996
Adolph A. Pfeffer, Jr.............  Director                                     72      1997
Wilhelmina E. Robertson...........  Director                                     56      1996
Thomas F. Soriero, Sr.............  Director                                     61      2003
Stanley D. Stearns, Jr.* .........  Director                                     60      1997
Joseph H. Argue III...............  Executive Vice President of the Company      54        --
                                    and the Bank

                                                                                       DIRECTOR
NAME                                                 POSITION                    AGE    SINCE
----                                                 --------                    ---   --------
J. Nolan Bedford..................  Executive Vice President of the Company      64        --
                                    and Vice Chairman of the Bank
John H. Echols....................  Chief Executive Officer of the Baytown       45        --
                                    Region of the Bank
David C. Farries..................  Executive Vice President of the Company      56        --
                                    and the Bank
Scott J. McLean...................  Executive Vice President of the Company      46        --
                                    and the Bank
Randall E. Meyer..................  Executive Vice President and Chief           57        --
                                    Financial Officer of the Company and the
                                    Bank
R. John McWhorter.................  Senior Vice President and Controller of      38        --
                                    the Company and the Bank
P. Allan Port.....................  Executive Vice President, General Counsel    60        --
                                    and Secretary of the Company and the Bank
Steve D. Stephens.................  Executive Vice President of the Company      43        --
                                    and the Bank
W. Lane Ward......................  Vice Chairman of the Bank and Chairman of    54        --
                                    Mitchell Mortgage Company, L.L.C.

---------------

* Nominee for election at Annual Meeting.

[CM BARTH PHOTO]
                     Carin M. Barth. Ms. Barth joined the Bank as a director in 2001. She is president of LB Capital, Inc., a private equity investment firm she co-founded in 1987. Ms. Barth holds a BS from the University of Alabama and an MBA from the Owen Graduate School of Management at Vanderbilt University. She is chairman of the board of UniPure Corporation and a member of the Investment Committee of the City of Houston. She is also on the board of directors for The Ronald McDonald House of Houston, the Texas Tech University Board of Regents, the board of directors of The Ronald McDonald House, the board of trustees of the Oncology Services Endowment Foundation, and the board of governors of the Houston Forum Club.
[JOHN BROCK III PHOTO]
                     John B. Brock III. Mr. Brock became a director of the Bank in 1991. He is the past chairman of Ocean Energy, Inc., ("OEI"), a NYSE oil and gas company. He stepped down from active management of Ocean Energy, Inc. in March 1999 when OEI merged with Seagull Energy. He had been chairman of the board of Ocean Energy, Inc. since March 27, 1998, when OEI merged with United Meridian Corporation ("UMC"), prior to which he had been Chief Executive Officer of UMC since February 1992, chairman of the board since May 1995 and a director since November 1989. Mr. Brock served as the President and Chief Operating Officer of UMC from November 1989 to February 1992. Mr. Brock is a member of the All-American Wildcatters' Association, past president and director of the Houston Producers' Forum, and a director of St. Luke's Episcopal Hospital and of St. Luke's Episcopal Health Systems.
[ERNEST H. COCKRELL PHOTO]
                     Ernest H. Cockrell. Mr. Cockrell became a director of the Bank in 1982. Mr. Cockrell holds BS in Engineering and MBA degrees from the University of Texas in Austin and is involved in ranching, farming and investments. He is chairman of Cockrell Interests, a private investment company. He is a member of the All-American Wildcatters' Association and is past Chairman of the Houston chapter of the Young Presidents' Organization. Mr. Cockrell is also President of The Cockrell Foundation, a private charitable corporation which supports many Texas charities. He serves on the board of directors and executive committee of The Methodist Hospital System, Houston, and the board of visitors of the University of Texas M.D. Anderson Hospital, Houston. He is a member and the former chairman of the board of trustees of the Houston Museum of Natural Science, of the Sam Houston Area Council of the Boy Scouts of America, and of The University of Texas College of Engineering Foundation Advisory Council.
[J. DAVID HEANEY PHOTO]
                     J. David Heaney. Mr. Heaney became a director of the Bank in 1990. He is a co-founder of Heaney Rosenthal Inc., a private investment company, and serves as its Chairman. In 1986, Mr. Heaney was one of the founders of Sterling Chemicals, Inc., which later became a public company traded on the New York Stock Exchange. During his eight years with Sterling, Mr. Heaney served as Sterling's Administrative Vice President, and later as Chief Financial Officer. Prior to joining Sterling in 1986, Mr. Heaney was a partner in the Houston law firm Bracewell & Patterson, specializing in business transactions. Mr. Heaney holds JD and BBA degrees from the University of Texas.

[PAUL W. HOBBY PHOTO]
                     Paul W. Hobby. Mr. Hobby was elected a director of the Bank in 2002. For more than five years, he has been chairman and Chief Executive Officer of Hobby Media Services, Inc., a private investment vehicle for traditional and new media investments, including television and radio broadcast media ownership and venture funding. He is a former chairman of Columbine JDS Systems, Inc. and former Chief of Staff for Lieutenant Governor Bob Bullock and former Assistant United States Attorney for the Southern District of Texas. He is a member of the University of Texas Development Board and a member of the board of trustees, College of Arts & Sciences, University of Virginia. He also serves on the boards of directors of various civic, charitable and professional associations. He holds a BA from the University of Virginia and a Doctor of Jurisprudence from the University of Texas School of Law.
[JOHN W. JOHNSON PHOTO]
                     John W. Johnson. Mr. Johnson became a director and chairman of the Board of the Bank in 1982 and served in that capacity until 1996, when he was named chairman of the Bank's Executive Committee. For more than five years, he has been chairman of Permian Mud Service, Inc., an oil field service company with several active subsidiaries, including Champion Technologies, Inc., Densimix, Inc., and Johnson & Lindley, Inc. He is a former chairman of the board of trustees of St. John's School and the Houston Museum of Natural Science and was named in 2000 by Governor George W. Bush to serve as chairman of the Texas Transportation Commission. Mr. Johnson received a Bachelor of Engineering degree from Vanderbilt University in 1968. Mr. Johnson is not related to Walter E. Johnson.
[WALTER E. JOHNSON PHOTO]
                     Walter E. Johnson. Mr. Johnson is chairman of the Boards of the Bank and the Company. He joined the Bank and managed its reorganization in 1990. Prior to joining the Bank, he was CEO/President of Allied Bank of Texas for 18 years before it was sold to First Interstate. He is actively involved in numerous Houston charities and is currently Chairman of the Sam Houston Area Council of the Boy Scouts of America.
[B.M. LEWIS PHOTO]
                     Barry M. Lewis. Mr. Lewis became a director of the Bank in 1995. Mr. Lewis has made real estate and venture capital investments since 1985 and in 1989 founded Goldeneye, Inc. in which to further those activities. He is a director and past board president of The Emery/Weiner School and past president of the Jewish Federation of Greater Houston. Mr. Lewis is on the Development Board of the University of Texas-Health Science Center-Houston and serves as a director of Communities in School-Houston. Mr. Lewis holds a BBA degree from Tulane University.

[FRED R. LUMMIS PHOTO]
                     Fred R. Lummis. Mr. Lummis has been President of The CapStreet Group, LLC, a private equity business, since 1990. He was chairman and Chief Executive Officer of Advantage Outdoor Company (outdoor advertising) from 1998 to 2000 and Chairman and Chief Executive Officer of American Tower Corporation (wireless communications) from 1994 to 1998. He holds a BA degree in economics from Vanderbilt University and a MBA degree from the University of Texas at Austin. He is also a director of American Tower Corporation and Baylor College of Medicine.
[PAUL B. MURPHY, JR. PHOTO]
                     Paul B. Murphy, Jr. Mr. Murphy joined the Bank in January 1990 as an Executive Vice President, was elected a director in 1994, became President in 1996 and acquired the additional title of Chief Executive Officer in January 2000. He began his banking career with Allied Bank of Texas in 1981. Mr. Murphy received his BS degree from Mississippi State University and his MBA from the University of Texas at Austin. He is involved in numerous civic and community organizations including the Governor's Business Council, past president of the board and trustees of Children's Museum of Houston and director of St. Luke's Episcopal Health Care System, St. Luke's Episcopal Health Charities, the Greater Houston Community Foundation, and Young Presidents Organization, and an advisory director for Mississippi State University.
[ANDRES PALANDJOGLOU PHOTO]
                     Andres Palandjoglou. Mr. Palandjoglou has been an advisory director of the Bank since 1990. For more than five years, he has been President of Rio Largo, Inc., a company involved in real estate investments and, as a partner in Memorial Builders, in the development of residential subdivisions and the construction of custom homes. Also, Mr. Palandjoglou is involved in textile manufacturing and ranching in Argentina. He is a member of the Greater Houston Builders Association.
[ADOLPH A. PFEFFER, JR PHOTO]
                     Adolph A. Pfeffer, Jr. Mr. Pfeffer became a director of the Bank in 1997. He was an organizing director of Pinemont Bank in 1960, and served on its board of directors, the last 20 years as chairman of the Board, until its merger with the Bank in 1997. Mr. Pfeffer has been involved in farming, ranching, real estate and investment activities for more than five years. He is a director of the Gillson-Longenbaugh Foundation.
[WILHELMINA E. ROBERTSON PHOTO]
                     Wilhelmina E. Robertson. Ms. Robertson has been a director of the Bank since 1982. Since 1980, she has been president of Westview Development, Inc. (real estate development) and Cockspur, Inc. and a partner in various investment ventures. She serves on the board of the Greater Houston Partnership, Houston's chamber organization. She is chair of the board of the Cullen Trust for Health Care, past chair of the board of the University of Houston System, and board member of The Cullen Foundation, the Greater Houston Community Foundation, U.T. Health Science Center Development Board, The Museum of Fine Arts, Houston, Bat Conservation International and Neuhaus Education Center.

[THOMAS F. SORIERO, SR. PHOTO]
                     Thomas F. Soriero, Sr. Mr. Soriero became a director of the Bank in 1982. Mr. Soriero was the founder and president of Soriero & Company, an insurance brokerage firm specializing in the insurances for the oil industry. In 1986, Soriero & Company merged with AON Risk Services, where he was Executive Vice President until his retirement in 2000. Mr. Soriero was an underwriting member at Lloyd's of London during his insurance career. He is a past director of the Houston Museum of Natural Science and of the Coronado Club in Houston. Since his retirement, Mr. Soriero has been a private investor and owner of Bar None Ranch. Mr. Soriero received a BBA degree from The University of Texas.
[STANLEY D. STEARNS, JR PHOTO]
                     Stanley D. Stearns, Jr. Mr. Stearns became a director of the Bank in 1997, prior to which time he had served as a director of Pinemont Bank since 1993. Since June 1968, he has been President of Valco Instruments Co., Inc., a manufacturer of sampling and flow switching valves for gas and liquid chromatography and gas analysis instrumentation. Mr. Stearns holds a B.S. from Florida State University, with graduate studies in chemistry, and is the holder of numerous patents and author of numerous articles in the analytical instrumentation field. He is former director and chairman of the Spring Branch Association.

EXECUTIVE OFFICERS:

     Joseph H. Argue III. Mr. Argue joined the Company and the Bank in April 1997 as Executive Vice President of the Company and Executive Vice President of the Bank's lending division. He has 31 years of banking and lending experience, including Wells Fargo Bank (Texas), N.A., First Interstate Bank of Texas, N.A. and Allied Bank of Texas. He is Chief Lending Officer and oversees the lending areas of Commercial, Real Estate, Energy, International, and Private Banking, as well as Treasury Management. He has both bachelor's and master's degrees in business administration from Stephen F. Austin State University.

     J. Nolan Bedford. Mr. Bedford was elected Vice Chairman of the Board of Directors of the Bank in 1997, prior to which time he had served as President and Chief Executive Officer of Pinemont Bank since 1993. Previously, Mr. Bedford served as Senior Executive Vice President, Chief Lending Officer and director of Lockwood National Bank in Houston from 1985 to 1993. He graduated from the University of Houston with a BS degree in Economics in 1969.

     John H. Echols. Mr. Echols joined the Bank in January 2001 as Chief Executive Officer, Baytown Region of the Company and the Bank. Mr. Echols had been the chairman of the board and President of Citizens Bankers, Inc. prior to its merger with the Company on December 29, 2000, and the chairman of the board and Chief Executive Officer of Citizens Bank and Trust Company of Baytown, Texas ("Citizens Bank") since 1998. Prior to that time, Mr. Echols was a Vice President of Citizens Bank for more than three years. Mr. Echols had been with Citizens Bank since 1982. Mr. Echols received a BA degree from Southern Methodist University.

     David C. Farries. Mr. Farries joined the Bank in 1993 as Senior Vice President and Treasurer and is currently Executive Vice President in charge of trust and investments. He has 19 years of banking and investment experience with First City National Bank of Houston and three years of public accounting experience with Price Waterhouse & Co. He became Executive Vice President of the Company in 1996. Mr. Farries has both bachelor's and master's degrees in business administration from the University of Texas at Austin. He is a certified public accountant and holds various securities licenses. He currently serves on the board of The Woodlands Christian Academy.

     Scott J. McLean. Mr. McLean joined the Bank in July 2002 as Executive Vice President. After beginning his banking career with Texas Commerce Bank
(TCB)/JPMorgan Chase in Houston in 1979, he served as CEO of TCB Greenway Plaza, President of TCB Dallas, CEO of TCB El Paso, EVP/Co-Head of Texas Private Bank, Co-Head of Texas Commercial Banking and finally as President of the Houston Region.

Mr. McLean received his BBA at Southern Methodist University and his MBA from the J.L. Kellogg Graduate School of Management at Northwestern University. He is involved with many community and civic organizations, and has served as chairman of United Way of the Texas Gulf Coast, as director of Memorial Hermann Hospital System, Houston Ballet Foundation, and, Sam Houston Area Council of the Boy Scouts of America, and as a member of Young Presidents Organization. While in Dallas and El Paso, Mr. McLean served as chairman of the Dallas United Way Campaign, President of the SMU Alumni Association, chairman of the SMU Annual Giving Campaign, chairman of the Texas Business Hall of Fame, chairman of El Paso Chamber of Commerce and a director of Presbyterian Healthcare System (Dallas) and Children's Medical Hospital (Dallas).

     R. John McWhorter. Mr. McWhorter joined the Bank as Assistant Vice President and Controller in 1990. He was promoted to Senior Vice President in 1998. Prior to joining the Bank, he was employed by Coopers & Lybrand L.L.P. He graduated from the University of Texas at Austin with a BBA in accounting in 1987 and is a certified public accountant. He recently served on the Finance Council at Saint Cecilia Catholic Church and has served in other civic organizations.

     Randall E. Meyer. Mr. Meyer has 34 years of banking experience. Prior to joining the Bank as an Executive Vice President in December 1998, he was President of Bank of America-Texas. He became Executive Vice President and Chief Financial Officer of the Bank and the Company in January 2002. Mr. Meyer currently serves on the Economic Development Committee of the Greater Houston Partnership and the board of directors of The Forum Club, and previously served on the boards of directors or trustees of American Red Cross (Houston Chapter), Association for Community Television (KUHT-TV), Chinquapin School, the American Bankers Association (Communications Council), Greater Houston Partnership and Governor's Business Council. He graduated from Yale University with a degree in economics and from Columbia University with a MBA, and is a Certified Public Accountant.

     P. Allan Port. Mr. Port became Executive Vice President and General Counsel of the Bank in September 2002 and was subsequently elected Secretary of the Company and the Bank. He has diversified experience in the private practice of law, most recently with the Texas firm now known as Gardere Wynne Sewell, where he was Managing Partner in Houston. From early 2000 until he joined the Bank, Mr. Port was Executive Vice President-Corporate Development of Orillion Corporation, an international supplier of software systems to the telecommunications industry. He has served as director of many professional and community service organizations and is currently a director of Communities in Schools-Houston and Advisory Director of Child Advocates, Inc. Mr. Port graduated from Yale University and the University of Texas School of Law, following which he served for one year as law clerk to the United States Court of Appeals for the Fifth Circuit.

     Steve D. Stephens. Mr. Stephens has 20 years of commercial lending experience, and is currently in charge of the Bank's regional commercial lending offices. Prior to joining the Bank as an Executive Vice President in 1990, he was Executive Vice President and Manager of Commercial Lending at Texas Commerce Bank Reagan. Mr. Stephens is active in a variety of community organizations, including serving as a director of the Houston Small Business Development Corp., Make A Wish Foundation, Boys and Girls Country and the Texas Association of Business. He graduated from the University of Houston with a BBA in accounting in 1980.

     W. Lane Ward. Mr. Ward was elected Vice Chairman of the Board of Directors of the Company in 1999. Prior to that time he had served as President and Chief Executive Officer and vice chairman of the board of directors of Fort Bend Holding Corp, parent company of Fort Bend Federal Savings & Loan Association (the "Association") since 1996. Mr. Ward joined the Association in 1978 as Financial Vice President before being promoted to Executive Vice President in 1981 and to President and Chief Operating Officer in 1987. Mr. Ward is also Chairman of Mitchell Mortgage Company, L.L.C. He graduated from the University of Texas at Austin with a BBA in accounting in 1971, and is a certified public accountant. He is active in a variety of community organizations including, serving as a trustee for the George Foundation, Polly Ryon Hospital Authority and the Polly Ryon Foundation and Saint John's United Methodist Church.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The committees of the Board of Directors are the Audit, Compensation, and Governance and Nominating Committees. The Governance and Nominating Committee was established in 2002 and consisted of Thomas F. Soriero, Carin M. Barth, J. David Heaney, Barry M. Lewis, Paul W. Hobby and John B. Brock III, none of whom is an employee of the Company. During 2002, the Governance and Nominating Committee undertook a study of director compensation and made recommendations to the Board of Directors, which were implemented at its meeting in January 2003, relative to director compensation, the charters and composition of the Board committees, the independence of directors, new directors to be elected, standards of participation for directors in the activities of the Board of Directors and committees, the mandatory retirement age for directors, revision of the Code of Conduct and Ethics of the Company, adoption of new Corporate Governance Guidelines, and other matters.

     The Governance and Nominating Committee charter, which was adopted at the January 2003 meeting of the Board of Directors, charges that committee with performing the duties contemplated for such committees by the Sarbanes-Oxley Act of 2002 ("the S-O Act"), the rules promulgated and proposed pursuant to the S-O Act by the Securities and Exchange Commission ("the SEC"), and the proposed NASDAQ listing standards pertaining to corporate governance ("the Rules"). In general, the responsibilities of the Governance and Nominating Committee are to enhance the effectiveness of the Board of Directors, to review and revise the Company's Corporate Governance Guidelines and Code of Conduct and Ethics, to recruit and recommend for election nominees for the Board of Directors, to conduct performance evaluations for the Board and the directors, and to recommend director compensation plans. The Governance and Nominating Committee held two meetings during 2002. The Governance and Nominating Committee currently consists of Ms. Barth and Messrs Brock, Hobby and Soriero.

     In 2002, the Audit Committee consisted of John B. Brock III, J. David Heaney, Wilhelmina E. Robertson, Andres Palandjoglou and Stanley D. Stearns, Jr., none of whom is an employee of the Company. The Audit Committee reviewed the general scope of the audit conducted by the Company's independent auditors, the fees charged therefor and matters relating to the Company's internal control systems. In performing its functions, the Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management. The Audit Committee held five meetings during 2002. At its meeting in January 2003, the Board of Directors of the Company adopted a revised charter of the Audit Committee that charges the committee with the responsibilities required to be undertaken by audit committees generally under the S-O Act and the Rules. The Audit Committee currently consists of Ms. Barth and Ms. Robertson and Messrs. Heaney, Palandjoglou and Stearns.

     In 2002, the Compensation Committee consisted of John B. Brock III, John W. Johnson, J. David Heaney and Adolph A. Pfeffer, Jr., none of whom is an employee of the Company. The Compensation Committee administers the Company's stock option plans and makes recommendations to the Board of Directors as to option grants to Company employees under such plans. In addition, the Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters for the Company. The Compensation Committee held two meeting during 2002. At its meeting in January 2003, the Board of Directors of the Company adopted a revised charter of the Compensation Committee that charges the committee with the responsibilities required of compensation committees generally by the S-O Act and the Rules. The Compensation Committee currently consists of Ernest H. Cockrell, John B. Brock III, J. David Heaney and John W. Johnson.

     During the year ended December 31, 2002, the Board of Directors held six meetings. In 2002, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he or she served.

DIRECTOR COMPENSATION

     During 2002, directors were awarded stock options under the Company's 1996 Stock Option Plan. Directors were awarded options for attendance and participation at monthly directors' meetings and, additionally, for introducing legitimate business prospects to the Company. Options to purchase 33,150 shares were granted in 2003 for the 2002 calendar year with an exercise price of $29.08 per share and options for 43,950 shares were granted in 2002 for the 2001 calendar year with an exercise price of $30.46 per share.

     During 2002, John W. Johnson received compensation in the amount of $25,000 for serving as Chairman of the Executive Committee of the Bank Board. At the Board of Directors meeting in January 2003, additional compensation was awarded for 2002 service to the chairs of the three committees of the Company and the Bank. J. David Heaney was awarded $25,000 for serving as chair of the Audit Committee, John B. Brock III was awarded $20,000 for serving as chair of the Compensation Committee, and Barry M. Lewis was awarded $25,000 for serving as chair of the Board Loan Committee of the Bank. During 2002, (i) directors of the Bank and directors of the Company received a fee of $1,000 for each Bank Board meeting and Company Board meeting attended, (ii) Board committee chairmen received $2,500 per year plus $200 per Board committee meeting attended and
(iii) Board committee members received $200 per Board committee meeting attended. Directors of the Bank who are also employees of the Bank did not receive fees for attending Board committee meetings.

     On November 28, 2001, the directors of the Company approved and adopted a Non-Employee Directors Deferred Fee Plan, pursuant to which each director of the Company and each director of the Bank may elect to defer receipt of all or one-half of his compensation for serving as a director, committee member or committee chairman for a period of time selected by the director that terminates no later than the date he ceases to be a director. The deferred amounts credited to his account during each calendar quarter are deemed to be invested in a number of shares of Common Stock determined by dividing the amount of the director's compensation deferred for that quarter by the closing sale price of the Common Stock reported by NASDAQ on the last trading day of the quarter and multiplying that result by 1.25 (rounding up to the nearest whole share). A total of 25,000 shares of Common Stock have been reserved for issuance under the Non-Employee Directors Deferred Fee Plan.

     At its meeting in January 2003, the Board of Directors, at the recommendation of the Governance and Nominating Committee, altered the plan for director compensation, in light of the amounts being paid by comparable enterprises and the increased responsibility of and time demands on directors occasioned by the S-O Act and the Rules. Going forward until changed, each director will receive an annual retainer in the amount of $10,000, plus $3,000 for each regular Board meeting attended. Four meetings of the Board of Directors of the Company are expected to occur during 2003. The committee chairpersons will receive annual stipends for their service in the following amounts, which were fixed according to the relative workloads to be borne by each committee:

Audit Committee.............................................  $25,000
Compensation Committee......................................  $20,000
Governance and Nominating Committee.........................  $20,000

     The directors who serve as chairpersons of committees of the Bank Board also receive special stipends for such service. The members of each committee of the Bank Board and the Company Board will receive $1,000 for each regularly scheduled committee meeting attended, except that the members of the Audit Committee will be paid $1,500 for each meeting attended. No meeting fees will be paid for specially called meetings. Members of the Audit Committee will be compensated for up to eight regular meetings in 2003 and the members of the remaining committees will be compensated for up to four meetings. Committee members will not be compensated for additional meetings, even though they may be held.

     Each director may elect to defer all or one-half of such compensation for deemed investment in phantom common stock, pursuant to the terms of the Non-Employee Directors Fee Deferred Plan, described above.

CORPORATE GOVERNANCE AND ADDITIONAL DISCLOSURES

     The S-O Act and Rules passed, promulgated, and proposed to date imposed and suggested new corporate governance initiatives with respect to public companies ("the Initiatives"), most of which are expected to be completed and complied with by not later than the Company's next proxy statement in 2004. However, the

Company believes that the changes made in its corporate governance policies and procedures as of the meeting of its Board of Directors in January 2003 place it in substantial compliance with the Initiatives.

     At its meeting in January 2003, the Board of Directors adopted new charters of the Audit Committee, Compensation Committee, and Governance and Nominating Committee, which impose on those committees the duties contemplated by the Initiatives. In addition, the Board of Directors adopted a new and revised Code of Conduct and Ethics, which includes a code of ethics for its principal executive officers and its principal financial officers, and new Corporate Governance Guidelines, and will make those documents available on its website. In addition, the revised charters will be available on the website. It is expected that such availability will be completed by not later than April 1, 2003, and that those documents may be accessed at swbanktx.com.

     The Initiatives also require certain disclosures. Among these are whether the Audit Committee includes at least one member who is an "audit committee financial expert." The Board of Directors has determined that J. David Heaney, Chairman of the Audit Committee, is an audit committee financial expert as defined by rules promulgated by the SEC.

     The Initiatives also require a determination by the Board of Directors as to the independence of its members. As of the meeting of the Board of Directors in January 2003, the directors who are employees of the Bank, other than Walter
E. Johnson and Paul M. Murphy, Jr., resigned from the Boards of Directors of the Company and the Bank. In addition, the Board of Directors adopted the Corporate Governance Guidelines, which specify the following standards for the independence of directors.

     The Board of Directors shall determine, with respect to each member, whether he or she qualifies as independent, which shall mean that the director has no material relationship with the Company or the Bank, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company or the Bank. The Board of Directors has adopted the categorical standard that a director will not fail to be deemed independent solely as a result of lending relationships, deposit relationships, or other banking relationships (including trust department, investment, and insurance relationships) between the Bank, on the one hand, and the director or an entity with which the director is affiliated, on the other, provided that

          (1) such relationships are in the ordinary course of business of the Bank and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

          (2) with respect to extensions of credit by the Bank or its subsidiaries to the director or such entity, such extensions of credit are made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934, no event of default has occurred with respect to such credit, and such credit is otherwise in good standing as determined from time to time by the Board of Directors in its sole discretion.

A director who is indebted to the Bank shall terminate his directorship in the event that such indebtedness is not maintained in good standing as determined by the Board of Directors.

     In addition, as a categorical standard, a director will not fail to be deemed independent solely as a result of his or her affiliation with a vendor of goods or services to the Bank if (1) the economic benefit derived by such director from the consideration paid to such vendor is not material to the director and (2) the purchase is approved by the Board of Directors. A director's ownership of even a significant amount of stock of the Bank shall not, by itself, impair such director's independence.

     Pursuant to these standards, the Company believes that all of the directors other than Mr. Murphy and Mr. Johnson, who are employees of the Bank, are "independent directors" within the meaning of the Initiatives.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR NAMED HEREIN.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 2002, by (i) each director and nominee for director, (ii) each of the Named Executives (as defined under "Executive Compensation"), (iii) all directors and executive officers as a group and (iv) the persons known by the Company to own beneficially 5% or more of the Company's Common Stock. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

                                                                                      PERCENTAGE
DIRECTORS AND NAMED EXECUTIVES                              NUMBER OF SHARES      BENEFICIALLY OWNED
------------------------------                              ----------------      ------------------
Carin M. Barth............................................         1,000(1)            *
John B. Brock III.........................................        84,274(2)            *
Ernest H. Cockrell........................................       886,898(3)              2.62%
J. David Heaney...........................................       105,057(4)            *
Paul W. Hobby, Jr.........................................           500               *
John W. Johnson...........................................       316,156(5)            *
Walter E. Johnson.........................................       150,178(6)            *
Barry M. Lewis............................................        34,321(7)            *
Fred R. Lummis............................................         2,050(8)            *
Paul B. Murphy, Jr........................................       264,497(9)            *
Andres Palandjoglou.......................................        46,800(10)           *
Adolph A. Pfeffer, Jr.....................................       576,556(11)             1.70%
Wilhelmina E. Robertson...................................       470,820(12)             1.39%
Thomas F. Soriero, Sr.....................................        30,672(13)           *
Stanley D. Stearns, Jr....................................       354,984(14)             1.05%
Joseph H. Argue III.......................................        94,702(15)           *
Randall E. Meyer..........................................        16,416(16)
Steve D. Stephens.........................................        44,406(17)           *
Directors and executive officers as a group...............     3,943,902(18)            11.65%

OVER 5% BENEFICIAL OWNERS
Robert C. McNair..........................................     2,374,646(19)             7.01%
  2 Reliant Park
  Houston, Texas 77054

T. Rowe Price Associates, Inc. ...........................     1,712,604(20)             5.06%
  100 E. Pratt Street
  Baltimore, Maryland 21202

---------------

  *  Does not exceed 1.0%.

 (1) Includes 750 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (2) Includes 17,500 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (3) Includes 874,848 shares held by a family partnership. Mr. Cockrell's interest in these family partnerships is approximately 50%. Accordingly he disclaims beneficial interest in approximately 50% of the shares held by family partnerships. In addition, this includes 12,050 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (4) Includes 47,957 shares owned by Mr. Heaney's wife, 12,000 held in trust for the benefit of his two children and 16,700 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (5) Includes 45,000 shares held in trust for the benefit of his children, 9,456 shares by a family partnership, and 111,700 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (6) Includes 19,156 shares held by the Company's 401(k) plan, 5,250 shares held by Walter E. Johnson's wife and 51,810 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (7) Includes 2,401 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (8) Includes 1,050 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (9) Includes 6,614 shares held by the Company's 401(k) plan and 167,650 shares which may be acquired within 60 days pursuant to outstanding stock options.

(10) Includes 29,050 shares which may be acquired within 60 days pursuant to outstanding stock options.

(11) Includes 529,948 shares held in family partnerships, 7,268 shares held by trustee, 20,840 owned by Mr. Pfeffer's wife and 18,500 shares which may be acquired within 60 days pursuant to outstanding stock options.

(12) Includes 325,270 shares held in trust and 25,150 shares which may be acquired within 60 days pursuant to outstanding stock options.

(13) Includes 10,400 shares which may be acquired within 60 days pursuant to outstanding stock options.

(14) Includes 9,350 shares which may be acquired within 60 days pursuant to outstanding stock options.

(15) Includes 10,552 shares held by the Company's 401(k) plan, 1,500 held in trust for child and 72,500 shares that may be acquired within 60 days pursuant to outstanding stock options.

(16) Includes 6,492 shares which may be acquired within 60 days pursuant to outstanding stock options.

(17) Includes 857 shares held by the Company's 401(k) plan and 36,000 shares which may be acquired within 60 days pursuant to outstanding stock options.

(18) Includes 719,136 shares which may be acquired within 60 days pursuant to outstanding stock options.

(19) Mr. McNair shares voting and dispositive power with respect to 2,037,346 of such shares and disclaims any beneficial interest in 337,300 of those shares, which are held by an educational foundation of which he is Chairman of the Board of Trustees.

(20) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

                             EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer, each of the four other most highly compensated executive officers of the Company (the "Named Executives") for the fiscal years ended December 31, 2002, 2001 and 2000. Unless otherwise noted, all positions are held with the Company and the Bank.

                                                                                             LONG TERM
                                                  ANNUAL COMPENSATION                       COMPENSATION
                               ----------------------------------------------------------   ------------
                                                                              RESTRICTED     SECURITIES
NAME AND                                                     OTHER ANNUAL        STOCK       UNDERLYING       ALL OTHER
PRINCIPAL POSITION             YEAR    SALARY     BONUS     COMPENSATION(1)   AWARD(S)($)    OPTIONS(#)    COMPENSATION(2)
------------------             ----   --------   --------   ---------------   -----------   ------------   ---------------
Walter E. Johnson............  2002   $400,000   $285,000       $ 9,821       $       --       21,800          $22,000
  Chairman                     2001    400,000    300,000        15,634               --       21,350           20,000
                               2000    400,000    300,000        11,315               --       24,000           64,800
Paul B. Murphy, Jr. .........  2002    350,000    285,000        11,933        1,670,980(3)    71,800           22,000
  Chief Executive              2001    350,000    300,000        11,659          250,303(4)    21,350           20,500
  Officer & President          2000    300,000    225,000        11,829               --       24,000           14,800
Joseph H. Argue III..........  2002    200,000    135,000        16,605           86,430(3)    10,000           10,000
  Executive                    2001    200,000    125,000        17,639           95,351(4)    10,000            8,500
  Vice President               2000    175,000    100,000        15,245               --       10,000            8,500
Steve D. Stephens............  2002    190,000    100,000         8,575           72,025(3)     7,000           10,000
  Executive Vice               2001    190,000     86,450         7,400           90,598(4)    10,000            8,500
  President                    2000    167,000    100,000         7,837               --       10,000            8,350
Randall E. Meyer.............  2002    175,000    100,000        13,015           86,430(3)    10,000            7,250
  Executive Vice President     2001    155,000    100,000        12,146           73,889(4)     4,000            7,750
  & Chief Financial Officer    2000    145,000     49,800        10,723               --        5,605            8,750

---------------

(1) Perquisites and other personal benefits paid to each of the Named Executives in each instance aggregated less than $50,000.

(2) These amounts include contributions by the Company to the Company's 401(k) Plan. The amounts for each of Messrs. Johnson and Murphy also include directors fees of $6,300, $12,000 and $12,000 for the years ended 2000, 2001 and 2002, respectively.

(3) Represents the number of shares of restricted stock awarded multiplied by $28.81, the closing price of the Company's Common Stock on December 31, 2002. The stock awarded to Messrs. Argue, Stephens and Meyer and 8,000 of the 58,000 shares awarded to Mr. Murphy are subject to forfeiture restrictions that lapse as to 40% of the shares on December 31, 2003, and as to 20% of the shares on each of December 31, 2004, December 31, 2005, and December 31, 2006. The remaining 50,000 shares are subject to forfeiture restrictions that lapse as to 20% of the shares on June 4, 2003, and as to 20% of the shares each year thereafter until June 4, 2007.

(4) Represents the number of shares of restricted stock awarded multiplied by $30.27, the closing price of the Common Stock on December 31, 2001. The awards are subject to forfeiture restrictions that lapse as to 60% of the shares on December 31, 2003, and 20% of the shares on December 31, 2004 and December 31, 2005.

OPTION GRANTS DURING 2002

     The following table contains information concerning the grant of stock options to the Named Executives during fiscal year 2002.

                                                                                            POTENTIAL REALIZABLE
                                                      % OF TOTAL                              VALUE AT ASSUMED
                                        NUMBER OF      OPTIONS                              ANNUAL RATES OF STOCK
                                       SECURITIES     GRANTED TO                             PRICE APPRECIATION
                                       UNDERLYING    EMPLOYEES IN   EXERCISE                 FOR OPTION TERM(1)
                                         OPTIONS     FISCAL YEAR     PRICE     EXPIRATION   ---------------------
NAME                                   GRANTED (#)       2002        ($/SH)       DATE        5%($)      10%($)
----                                   -----------   ------------   --------   ----------   ---------   ---------
Walter E. Johnson....................    20,000           3.13%      $27.17     2/6/2012      341,741     866,040
                                          1,800           0.28%      $30.46     1/2/2012       34,481      87,382
Paul B. Murphy, Jr. .................    50,000           7.84%      $32.07     6/4/2012    1,008,433   2,555,566
                                         20,000           3.13%      $27.17     2/6/2012      341,741     866,040
                                          1,800           0.28%      $30.46     1/2/2012       34,481      87,382
Joseph H. Argue III..................    10,000           1.57%      $27.17     2/6/2012      170,871     433,020
Steve D. Stephens....................     7,000           1.10%      $27.17     2/6/2012      119,609     303,114
Randall E. Meyer.....................    10,000           1.57%      $27.17     2/6/2012      170,871     433,020

---------------

(1) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's common stock.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information concerning option exercises during the year ended December 31, 2002 by the Named Executives and the value of unexercised options held by each of the Named Executives at December 31, 2002.

                                                                  NUMBER OF                     VALUE OF
                                                            SECURITIES UNDERLYING              UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                              SHARES                        AT DECEMBER 31, 2002         AT DECEMBER 31, 2002(2)
                             ACQUIRED       VALUE        ---------------------------   ---------------------------
NAME                        ON EXERCISE    REALIZED      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   ----------     -----------   -------------   -----------   -------------
Walter E. Johnson.........    337,700     $9,306,787(1)     51,810         53,500      $  877,150      $205,808
Paul B. Murphy, Jr. ......     27,800     $  920,848(1)    161,650        109,500       2,982,521       287,888
Joseph H. Argue III.......      9,000     $  224,714(1)     69,000         32,000       1,240,525       204,008
Steve D. Stephens.........        n/a            n/a        33,000         27,000         572,445       150,665
Randall E. Meyer..........      3,750     $        0(2)      6,492         19,363          69,118        81,216

---------------

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date of exercise without considering any taxes that may have been owed.

(2) The exercise of 3,750 Incentive Stock Options was for cash. Stock was not sold.

(3) The value is based on $29.055 per share, which was the average of the high and low price reported on The NASDAQ Stock Market on December 31, 2002.

EMPLOYMENT AGREEMENTS

     Paul B. Murphy, Jr., Joseph H. Argue III, Steve D. Stephens and Randall E. Meyer have entered into change in control agreements with the Company. Each agreement is for a term of three years and automatically renews each year absent notice to the contrary from the Company. Each agreement provides that upon the occurrence of a change in control, (i) the agreement is converted into a three-year employment agreement, which provides for a minimum annual compensation equal to the employee's current base salary plus the highest annual cash bonus paid to the employee during the three preceding years, (ii) all stock options held by the employee become fully exercisable (regardless of whether then vested) and (iii) all restrictions on any restricted stock granted to the employee shall lapse. Such change in control agreements also provide that if the employee is thereafter terminated without cause or the employee terminates his or her employment as a result of the employer's breach of the agreement, the employee shall be entitled to receive from the Company a lump-sum severance payment equal to the discounted present value of the amount of compensation payable under such agreement for the remainder of the three-year term thereof.

     On October 28, 1999, the Company entered into an employment agreement with Walter E. Johnson, which provided for an annual salary of $400,000 commencing January 1, 2000 through his 65th birthday, on February 17, 2001. The contract has been amended to extend his annual salary of $400,000 through February 17, 2003. Thereafter, he receives an annual salary of $300,000 until his 70th birthday, on February 17, 2006, at which time the contract terminates, unless terminated earlier pursuant to death, disability, cause or voluntary termination by Mr. Johnson. Each year of the contract term he is entitled to receive a cash bonus of up to 60% of his annual salary, determined on a discretionary basis by the Compensation Committee of the Board of Directors using the same criteria as that used for other senior executives of the Company. The Company has also agreed to maintain a $3,031,481 "second to die" life insurance policy on Mr. Johnson and his spouse and a $4,000,000 "ten-year" term life insurance policy on Mr. Johnson until termination of the contract. As a condition to the Company's entering into this employment agreement, Mr. Johnson agreed to terminate his change in control agreement with the Company, which had the same terms as the change in control agreements described in the preceding paragraph.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Many of the directors and executive officers of the Company and their associates, which include corpora-tions, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 2002 the Bank made loans in the ordinary course of business to certain directors and certain executive officers of the Company and their associates, all of which the Company believes were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company (i.e., those who own 10% or more of the outstanding shares of Common Stock) are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and principal shareholders to satisfy the foregoing standards. On December 31, 2002, all of such term loans aggregated approximately $46.6 million and the total revolving lines of credit aggregated $73.4 million. The Company expects to have such transactions or transactions on a similar basis with its directors, executive officers and principal shareholders and their associates in the future.

     On November 22, 1999, the Bank executed a commitment to invest a total of $2,000,000 in CapStreet II, L.P. (formerly Summit Capital II, L.P.), a $250,000,000 private equity fund sponsored and controlled by The CapStreet Group, LLP (formerly Summit Capital Inc.), a private investment company founded by Fred R. Lummis. Mr. Lummis is the President of and owns a 50% equity interest in Summit Capital, Inc. Since inception, the Bank satisfied capital calls aggregating $1,175,978.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in Rule 16a-1(f)), directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filing requirements applicable to its officers, directors and 10% stockholders were complied with during the year ended December 31, 2002, except that Nolan Bedford, David C. Farries, R. John McWhorter, Randall E. Meyer, Paul B. Murphy, Jr., Steve D. Stephens, and Lane Ward each made one late filing related to the grant of a restricted stock award.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During 2002, the Compensation Committee of the Board of Directors consisted of the four directors whose names appear below. This report describes the elements of the Company's executive officer compensation programs and the basis on which 2002 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the Named Executives.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES

     The goal of the Company's executive compensation policy is to ensure that executive compensation is linked directly to continuous improvements in corporate performance and increases in shareholder value, while concurrently ensuring that key employees are motivated and retained. The following objectives have been established by the Compensation Committee as guidelines for compensation decisions:

     - The Company must provide a competitive total compensation package that enables the Company to attract and retain key executives.

     - All of the Company's compensation programs must be integrated with its annual and long-term business objectives so that executives remain focused on the fulfillment of these objectives.

     - The Company's compensation package must include a variable component that directly links compensation with the overall performance of the Company, thereby expressly aligning executive compensation with the interest of shareholders.

     The Compensation Committee regularly reviews the Company's compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. The various components of the compensation programs for executive officers are discussed below.

BASE SALARY

     Base salary levels are largely determined through comparison with banking organizations of a size similar to the Company. Both local and regional surveys are utilized to establish base salaries that are within the range of those persons holding positions of comparable responsibility at other banking organizations of a size and complexity similar to the Company. Actual base salaries also are intended to reflect individual performance contributions as determined through job evaluations. In addition to individual job performance and the above-referenced market comparisons, other factors may be taken into consideration, such as cost of living increases as well as an individual's perceived potential with the Company. All executive officer base salary levels are considered by the Compensation Committee to be competitive within a necessary and reasonable range.

     It has become the established practice of the Compensation Committee to review and, if deemed appropriate, adjust the base salaries of the Company's executive officers on a yearly basis. Due to margin pressures and a weakening economy, Mr. Murphy recommended to the Compensation Committee that he and other executive officers receive no salary increase in 2002. The Compensation Committee accepted his recommendation.

EMPLOYEE STOCK OPTION PLAN

     The Company's officers are eligible to participate in the 1996 Stock Option Plan referred to in this proxy statement. The objective of this Plan (and the Company's predecessor stock option plans) is to create competitive levels of compensation tied directly to the attainment of financial objectives which the Compensation Committee believes are the primary determinants over time of share price. More specifically, this Plan is designed to foster a systematic management focus on the corporate goal of consistent and steady earnings growth. Potential awards for executive officers are intended by the Compensation Committee to be consistent with incentive bonuses paid by banking companies of a size similar to that of the Company, provided that actual bonuses remain subject to increase or decrease on the basis of the Company's actual audited performance and at the discretion of the Compensation Committee.

RESTRICTED STOCK PLAN

     In September 2000, the Company engaged an executive compensation consulting firm to review the Company's total direct compensation program for executive officers. A primary finding of the consultant's study was that the Company's long-term incentive awards were less competitive relative to those of other bank holding companies of similar size. As a remedy for this deficiency, the Compensation Committee recommended adoption of the Restricted Stock Plan that links award vesting to both continued employment and the achievement of multi-year earnings goals of the Company. Restricted Stock awards under the Plan are intended to produce a fully competitive long-term incentive award program for executive officers, when combined with the Company's ongoing stock option grants. If multi-year earnings goals are achieved, the Restricted Stock awards will vest on an accelerated basis. If the earnings goals are not achieved, the Restricted Stock awards will fully vest at the end of five years (or such other period of time specified in the Restricted Stock award) from the date of the award.

     Under the Restricted Stock Plan, implemented in 2001, the Company is authorized to issue up to 300,000 shares of Common Stock pursuant to "Awards" granted thereunder. The shares of Common Stock are issued to the participant at the time the Award is made or at some later date, and the shares are subject to certain restrictions against disposition and certain obligations to forfeit such shares to the Company under certain circumstances.

     During 2002, the Company granted Awards covering 118,000 shares of Common Stock. The shares covered by these Awards generally vest over a five year period commencing on the date of grant, provided, however, that 100% of the shares may vest earlier if certain performance standards have been met by the Company.

     In accordance with APB 25, compensation expense is recognized for the performance-based Awards granted under the Restricted Stock Plan. The Company recognized $833,963 of compensation expense in connection with the above Awards in 2002.

2002 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND PRESIDENT

     In reviewing the 2002 compensation of Paul B. Murphy, Jr., the Company's Chief Executive Officer and President, the Compensation Committee undertook the same evaluation set forth above with respect to executive officers. Mr. Murphy's base salary is reviewed on a yearly basis and most recently was reviewed in February 2003. His base salary is considered to be reasonable and competitive based on published compensation surveys and other publicly available compensation information. His bonus for 2002 performance was determined in February 2003 based on overall Company performance through December 2002. The Compensation Committee members were provided data concerning individual compensation history, executive compensation survey data, and comparative information concerning performance.

OTHER

     The Compensation Committee does not currently intend to award compensation that would result in a limitation on the deductibility of a portion of such compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, other than awards that may be made under the Restricted Stock Plan; however, the Compensation Committee may in the future decide to authorize other compensation in excess of the limits of Section 162(m) if it determines that such compensation is in the best interest of the Company.

                                          Compensation Committee

                                          John B. Brock III, Chairman
                                          J. David Heaney
                                          John W. Johnson
                                          Adolph A. Pfeffer, Jr.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The Stock Performance Graph compares the cumulative shareholder return on the Common Stock against the cumulative total return of the S&P 500 Stock Index ("S&P Index") and the Keefe Bruyette & Woods 50 Total Return Index (the "KBW Index") for the period from January 27, 1997 through December 31, 2002. The graph assumes that $100 was invested on January 27, 1997 in the Common Stock and the indices, at the initial public offering of the Company's Common Stock of $8.25 per share and the closing price for the stocks comprising the S&P Index and the KBW Index, respectively, on such date. The Company's Common Stock began trading on The NASDAQ Stock Market on January 27, 1997.

     The KBW Index is a market-capitalization-weighted index measuring bank-stock price performance.

                            TOTAL RETURN PERFORMANCE

                                    [GRAPH]

                            JANUARY 27,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                               1997           1997           1998           1999           2000           2001           2002
                            -----------   ------------   ------------   ------------   ------------   ------------   ------------
Southwest Bancorporation
  of Texas, Inc. .........    $100.00       $188.61        $216.67        $240.15        $520.46        $366.91        $349.21
S&P 500...................    $100.00       $126.85        $160.65        $192.03        $172.59        $150.08        $115.01
KBW 50 Total Return
  Index...................    $100.00       $146.19        $158.29        $152.80        $177.89        $110.02        $ 99.60

                             AUDIT COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

     During 2002, the Audit Committee of the Board of Directors consisted of the five directors whose names appear below. Each member of the Audit Committee is "independent" as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards and as further defined by recent statutory and rule changes. See the discussion entitled "Corporate Governance and Additional Disclosures" under Item 1.

     The Audit Committee's general role as an audit committee is to assist the Board of Directors in overseeing the Company's financial reporting process and related matters. During 2002, the Audit Committee operated under a written charter, a copy of which was included in the Company's Proxy Statement dated March 16, 2001 for its Annual Meeting of Shareholders held on April 25, 2001. A new Audit Committee charter was adopted by the Board of Directors in January 2003. The new charter, a copy of which is attached as Exhibit A to this proxy statement, imposes on the Audit Committee the duties and responsibilities imposed upon audit committees generally by recent statutory and rule changes. During much of 2002, the Audit Committee undertook the performance of many of those duties.

     The Audit Committee has reviewed and discussed with the Company's management and PricewaterhouseCoopers LLP, the Company's independent auditors, the audited financial statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

     The Audit Committee has also discussed with the Company's independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (titled, "Independence Discussions with Audit Committees"), and has discussed with PricewaterhouseCoopers LLP such independent auditors' independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

     Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     This report is submitted on behalf of the Audit Committee.

                                          J. David Heaney, Chairman
                                          John B. Brock III
                                          Andres Palandjoglou
                                          Wilhelmina E. Robertson
                                          Stanley D. Stearns, Jr.

                                    ITEM 2.

                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2003. PricewaterhouseCoopers LLP has audited the Bank's financial statements since 1983 and the Company's consolidated financial statements since its inception in 1996. The Company is advised that no member of PricewaterhouseCoopers LLP has any direct or material indirect financial interest in the Company, or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

AUDIT FEES

     PricewaterhouseCoopers LLP has billed the Company $240,700 for professional services rendered by them for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002.

ALL OTHER FEES

     The aggregate fees for non-audit services rendered by PricewaterhouseCoopers LLP to the Company for the fiscal year ended December 31, 2002, was $79,570. Those fees were for work related to regulatory compliance, reviews of the interim quarterly financial statements filed on Form 10-Q, accounting consultations and reporting assistance provided in connection with filings made under the Securities Exchange Act of 1933. The Audit Committee of the Company's Board of Directors has considered whether the rendering of such non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant's independence and concluded that no conflicts exist.

                                    ITEM 3.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person voting the proxy.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2004 Annual Meeting must be received by the Company at its principal executive office by November 17, 2003, in order for such proposals to be included in the Company's proxy statement and form of proxy for such meeting. Shareholders submitting such proposals are requested to address them to the Secretary, Southwest Bancorporation of Texas, Inc., 4400 Post Oak Parkway, Houston, TX 77027.

     In addition, the Company's Bylaws provide that only such business that is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the Annual Meeting by a shareholder, notice must be received by the Secretary at the Company's offices not later than the close of business on the 120th day prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before such anniversary date, such notice must be so delivered not later than the close of business on the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. Such notice to the Company must also provide certain information set forth in the Bylaws. A copy of the Bylaws may be obtained upon written request to the Secretary.

     ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ Paul B. Murphy
                                          Paul B. Murphy Jr.
                                          Chief Executive Officer and
                                          President

Houston, Texas
March 20, 2003

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors ("the Board") of Southwest Bancorporation of Texas, Inc. ("the Company") to assist the Board in fulfilling its oversight responsibilities. The Audit Committee also functions as the Audit Committee of the Board of Directors of the Company's subsidiary, Southwest Bank of Texas, N.A. (the "Bank"). References to the Company in this Charter also include the Bank and all other direct and indirect subsidiaries of the Company. The Audit Committee's primary duties and responsibilities are to:

     - Assist the Board in fulfilling its oversight responsibility relating to the integrity of the Company's financial statements, financial reporting process, disclosure controls and procedures, and internal controls regarding finance, accounting, information technology, regulatory, and legal and ethical compliance.

     - Monitor the qualifications, independence, and performance of the Company's independent auditors, Internal Audit Department, and Compliance Department.

     - Provide an avenue of communication among the independent auditors, management, Internal Audit Department, Compliance Department, and the Board.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors, to all persons in the organization, and to all books, records, and facilities. The Audit Committee has the ability to retain, at the Company's expense, such special legal, accounting, and other consultants and experts as it deems necessary in the performance of its duties.

AUDIT COMMITTEE COMPOSITION AND MEETINGS

     The Audit Committee shall be composed of three or more directors as determined by the Board, none of whom shall be executive officers or employees of the Company, and all of whom shall satisfy the independence, experience, and financial expertise requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, and any NASDAQ listing standards pertaining to corporate governance. No member of the Audit Committee may receive, directly or indirectly, any compensation from the Company other than compensation for service as a director and member of the Audit Committee and other Board committees. At least one member of the Audit Committee must be an "audit committee financial expert," as defined by rules promulgated by the SEC or NASDAQ. No member of the Audit Committee shall simultaneously serve on the audit committees of more than two other public companies.

     Audit Committee members and the Chair of the Audit Committee shall be appointed by the Board, considering the recommendation of the Governance and Nominating Committee. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership. The members shall serve until their resignation, retirement, or removal by the Board. No member of the Audit Committee shall be removed except by majority vote of the independent directors of the Board, after considering the recommendation of the Governance and Nominating Committee.

     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should meet privately in separate executive sessions at least annually with management, the Internal Auditor, the Compliance Manager, the independent auditors, and as a committee to discuss any matters that the Audit Committee or any of these groups believe should be discussed.

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.

AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

  REVIEW PROCEDURES

     1. Review and reassess the adequacy of this Charter at least annually. Submit this Charter to the Board for approval annually and cause the Charter to be publicly disclosed in accordance with SEC regulations.

     2. Review and discuss with management and the independent auditors the Company's annual audited financial results prior to the filing of the Company's annual financial statements with Form 10-K, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Discuss any significant changes to the Company's accounting practices and any items requires to be communicated by the independent auditors in accordance with AICPA SAS 61 or under the Securities Exchange Act of 1934.

     3. Review and discuss with management and the independent auditors the Company's quarterly financial results prior to the filing of the Company's quarterly financial statements with Form 10-Q, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Discuss any significant changes to the company's accounting practices and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61.

     4. Review and discuss with management earnings press releases and financial information and earnings guidance provided to analysts and rating agencies. This review and discussion may concern only general and procedural matters, such as the types of information to be disclosed and the types of presentations to be made. The Audit Committee need not discuss in advance each earnings release or each instance in which the Bank provided earnings guidance. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of the review of press release and similar matters.

     5. In consultation with management, the independent auditors, and the internal auditors, review management's periodic evaluations of the Company's financial reporting processes and controls, including disclosure controls and procedures and internal controls, and all reports or attestations of the independent auditors on the Company's internal controls. Review significant risk exposures identified in such reports and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the Internal Audit Department together with management's responses.

     6. Review with the Chief Executive Officer/President, the Chief Financial Officer, financial and other relevant management, and the independent auditors the Company's annual and quarterly certifications as required by applicable regulations. Discuss (1) any significant deficiencies identified to the Audit Committee in the design or operation of financial accounting, reporting, disclosure controls and procedures, and internal controls, (2) the process used by the officers to certify the annual and quarterly reports, (3) any material issues or risk exposures identified during the certification process, and (4) the steps management has taken to monitor, control, and report such exposures and control deficiencies.

     7. Review the Company's disclosures, if and to the extent they are required by law or applicable rules promulgated by the SEC or NASDAQ, as to the inclusion of at least one financial expert as a member of the Audit Committee and as to disclosure controls and procedures and internal controls.

  INDEPENDENT AUDITORS

     8. The independent auditors are accountable to the Audit Committee. The Audit Committee shall review and evaluate the independence and performance of the auditors and annually engage independent auditors and discharge the auditors when circumstances warrant. The independent auditors shall report directly to the Audit Committee.

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.

     9. In conjunction with the review and evaluation of the independent auditors, review and evaluate the lead partner of the independent auditors. In making its evaluation, the Audit Committee may take into account the opinions of management and the Company's Internal Auditor. The Audit Committee shall present to the Board at least annually its evaluation of the independent auditors and the lead partner.

     10. Approve all fees and other compensation (subject to de minimis exceptions as defined by law for non-audit services) to be paid to the independent auditors.

     11. Pre-approve all audit and non-audit services (subject to de minimis exceptions as defined by law for non-audit services) provided by the independent auditors in accordance with applicable regulations. The Audit Committee may delegate its authority to pre-approve non-audit services to one or more designated Audit Committee members. The decisions of the designated member(s) shall be presented to, and ratified by, the full Audit Committee at the next subsequent meeting.

     12. At least annually, review and discuss with the independent auditors all relationships they have with the Company, including the provisions of non-audit services, and the necessity for rotation of independent auditor personnel.

     13. On an annual basis,, in conjunction with commencement of the annual audit, review the independent auditor's audit plan and consider its scope, staffing, reliance upon management and internal audit functions, general audit approach, and the methods, practices,and policies governing the audit work.

     14. Prior to releasing the annual audit report, discuss the results of the audit with the independent auditors. Discuss all matters required to be communicated to audit committees by the independent auditors in accordance with AICPA SAS 61. Review with the independent auditors any audit problems, differences, or difficulties encountered in the course of the audit and management's response.

     15. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     16. Receive quarterly reports, and other reports if requested by the Audit Committee from time to time, from the independent auditors concerning, and review with them (i) the critical accounting policies and practices of the Company and (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and the ramifications and preferred treatment of such information. Direct the independent auditors to provide to the Audit Committee, at the time they are sent to management, all material written communications between the independent auditors and management.

     17. At least annually, obtain, and review a report by the independent auditors describing (1) the independent auditors' internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and,
(3) to assess the auditors' independence, all relationships between the independent auditors and the Company.

     18. Establish policies concerning the employment of employees and former employees of the independent auditors, including policies addressing legal requirements.

  INTERNAL AUDIT DEPARTMENT, COMPLIANCE DEPARTMENT, AND LEGAL COMPLIANCE

     19. Review the budget, audit plans, changes in audit plans, activities, organizational structure, and qualifications of the Internal Audit Department and Compliance Department, as needed.

     20. Review and approve management recommendations concerning the appointment, performance, compensation, and replacement of the Internal Auditor and the Compliance Manager.

                    SOUTHWEST BANCORPORATION OF TEXAS, INC.

     21. Review significant findings and reports prepared by the Internal Audit Department and Compliance Department together with management's response and follow-up to these findings and reports.

     22. Confirm that periodic reviews of the Company's Enterprise Risk Management System, its results, and its procedures are conducted by the Internal Audit Department, independent auditors, or others as appropriate, and that the results of these reviews are discussed with the Board or an appropriate Board committee.

     23. At least annually, review with the Company's Compliance Manager, General Counsel, and outside counsel as appropriate, any legal matters brought to the Audit Committee's attention that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, breaches of fiduciary duty or similar violations by Company employees, and any material inquiries received from regulators or governmental agencies relating to matters that could have a significant impact on the Company's financial statements.

  OTHER AUDIT COMMITTEE RESPONSIBILITIES

     24. Serve as the Fiduciary Audit Committee of the Bank and perform the duties required of fiduciary audit committees by Section 9.9 of Part 9, Code of Federal Regulations, any other applicable laws, rules, or regulations.

     25. Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     26. Annually prepare a report to the shareholders as required by the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     27. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

     28. Maintain minutes of meetings and regularly report to the Board on significant aspects of its activities.

     29. Annually review and evaluate the performance of the Audit Committee and confirm that all members are financially literate and that at least one member is an "audit committee financial expert," as required by law and applicable stock exchange rules.

     30. Periodically require each member to certify that he or she meets the independence requirements prescribed by law and applicable stock exchange rules, including the fact that he or she has received no compensation from the Company other than director and Board committee fees.

LIMITATIONS ON AUDIT COMMITTEE ROLES AND RESPONSIBILITY

     Although the Audit Committee has the oversight responsibilities and powers set forth in this Charter, it does not have a duty to prepare financial statements, plan or conduct audits, or determine that the Company's financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles or laws and regulations. Those are the duties and responsibilities of management and the independent auditors.

PROXY               SOUTHWEST BANCORPORATION OF TEXAS, INC.                PROXY
                PROXY FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                     SOUTHWEST BANCORPORATION OF TEXAS, INC.

The undersigned hereby appoints Walter E. Johnson, John W. Johnson and Paul B. Murphy, Jr., and each of them, with or without the others, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2003 Annual Meeting of Shareholders of Southwest Bancorporation of Texas, Inc. (the "Company"), to be held at the Company's Boardroom, 4400 Post Oak Parkway, Houston, Texas, on April 23, 2003, at 3:00 p.m. (Houston time) and all adjournments and postponements thereof as follows:

Item 1                                   [ ] For All Nominees
Election of Directors
01 John B. Brock III                     [ ] Withhold Authority For All Nominees
02 J. David Heaney                       To withhold authority to vote for any
03 Andres Palandjoglou                   nominee print the names of such
04 Stanley D. Stearns, Jr.               nominees on the space provided below.
05 Barry M. Lewis
                                         _____________________________________

                                         [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

Item 2
Proposal to ratify the selection of
PricewaterhouseCoopers LLP as the        [ ] FOR   [ ] AGAINST   [ ] ABSTAIN
Company's independent accountants for
the year ending December 31, 2003.

Item 3
In their discretion, upon any other
business as may properly come before
said meeting.

This Proxy will be voted as you specify above. If no specification is made, the Proxy will be voted with respect to item (1) FOR the nominees listed, with respect to item, (2) FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2003. The undersigned hereby acknowledges receipt of the Notice of the 2003 Annual Meeting and related Proxy Statement and the Company's 2002 Annual Report to Shareholders.

Date: ________________________________________, 2003

____________________________________________________
Signature
____________________________________________________
Signature if held jointly

Note: Joint owners must each sign. Please sign your name exactly as it appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If held by a corporation, please sign in the full corporate name by the president or other authorized officer.

______________________________FOLD AND DETACH HERE______________________________

                           --------------------------

                           VOTE TELEPHONE OR INTERNET
                                          --
                           --------------------------

Your Telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you have marked, signed and returned your proxy card.

--------------------------------------------------------------------------------
TO VOTE BY TELEPHONE: Call the toll free number listed below. You will be asked to enter a CONTROL NUMBER located at the bottom of this form.
--------------------------------------------------------------------------------
OPTION A: To vote as the Board of Directors recommends on ALL proposals:
          Press 1
--------------------------------------------------------------------------------
OPTION B: If you choose to vote on each item separately, Press 0. You will hear these instructions:

Item 1: To vote FOR ALL nominees, press 1; To WITHHOLD FOR ALL nominees, press 9; To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0. The instructions are the same for all remaining items to be voted.

             WHEN ASKED, YOU MUST CONFIRM YOUR VOTE BY PRESSING 1.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO VOTE BY INTERNET: Connect to the Website listed below: You will be asked to enter a control number which is located at the bottom of this form. Then follow the instructions. THE WEBSITE for voting is www.proxyvoting.com/swbanktx
--------------------------------------------------------------------------------

      IF YOU VOTE BY TELEPHONE OR INTERNET DO NOT MAIL IN THE PROXY CARD.
                             THANK YOU FOR VOTING!

                                                  -----------------------------
CALL **TOLL FREE** 1-800-676-5925 ON A                    CONTROL NUMBER
TOUCH-TONE TELEPHONE - ANYTIME. THERE IS          For Telephone/Internet voting
NO CHARGE TO YOU FOR THIS CALL                    -----------------------------